UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 16, 2012
Date of Report (Date of earliest event reported)

American Spectrum Realty, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-16785	52-2258674
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
incorporation)		No.)

2401 Fountain View, Suite 750, Houston, Texas 77057
(Address of principal executive offices) (Zip Code)

(713)706-6200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

     William J. Carden, the Chief Executive Officer, Chairman of the Board and a principal stockholder of the registrant, is a director of each of Evergreen Income and Growth REIT, Inc. ("EIGR") and American Spectrum REIT I ("ASRI"). The registrant is the property manager of the properties owned by EIGR and ASRI, but does not own any equity securities of EIGR or ASRI and does not currently manage either of those entities.

     On April 17, 2012, Mr. Carden purchased 214,340 shares of the common stock of the registrant from EIGR in consideration for an unsecured promissory note issued by Mr. Carden in the principal amount of $919,518.60, representing a price of $4.29 per share, the market price of such stock on the date of purchase. The note is due and payable on April 17, 2017, and interest thereon, at the annual rate of prime plus 1%, is payable annually.

     On August 3, 2012, Mr. Carden purchased 102,697 shares of the common stock of the registrant from ASRI in consideration for an unsecured promissory note issued by Mr. Carden in the principal amount of $308,091, representing a price of $3.00 per share, the market price of such stock on the date of purchase. The note is due and payable on August 3, 2017, and interest thereon, at the annual rate of prime plus 1%, is payable annually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SPECTRUM REALTY, INC.

By:	/s/ William J. Carden
	Name:	William J. Carden
	Title:	Chairman of the Board, President
and Chief Executive Officer

Date: November 16, 2012